Exhibit 10.3
FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT
Steven P. Smart
     This First Amendment to Employment Agreement (“Amendment”) is effective December 31, 2008, and serves to modify only those certain terms of the Employment Agreement (“Agreement”) dated and effective January 1, 2003, between Approach Resources Inc. (the “Company”) and Steven P. Smart (the “Employee”), as stated herein.
     1. Paragraph 5(d) of the Agreement is hereby amended by adding the following sentence to the end thereof:
Notwithstanding the foregoing, (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.
     2. Paragraph 7(b) of the Agreement is amended by restatement in its entirety to read as follows:
b.	Termination by the Company. If Employee’s employment shall be terminated without Cause as provided in paragraph 6(d) or if the Company elects not to extend this Agreement as provided in paragraph 6(e), then the Company shall pay or provide Employee, in lieu of any further Base Salary payments to Employee:
(A)	on or before the 20th day following Employee’s Separation from Service, a lump sum in cash equal to 25% of his Base Salary in effect as of such Separation from Service;

(B)	on or before the 60th day following Employee’s Separation from Service, a lump sum in cash equal to 25% of Employee’s Base Salary in effect as of such Separation from Service;

(C)	all benefits Employee may be entitled to receive pursuant to any pension or employee benefit plan or other arrangement or life insurance policy maintained by the Company; and

(D)	for a period of 6 months following such termination or, if less, the period ending on the date Employee is no longer entitled to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), a continuation of all benefits then applicable to Employee and his immediate family under any employee welfare benefit plan then maintained by the Company, including without limitation health, dental and life insurance benefits; provided that if such continued coverage after the Date of Termination is not permitted under the Company’s plans, then the Company will provide Employee with substantially similar benefits through an insurance policy or reimburse Employee for the full cost of obtaining such insurance which reimbursement amount shall be paid within five (5) days of Employee’s furnishing the Company with evidence of the cost of such insurance, which evidence shall be furnished to the Company by Employee on a monthly basis.
Notwithstanding the foregoing, Employee shall be entitled to the payments above only if Employee’s termination of employment constitutes a “Separation from Service.” For purposes of this Agreement, “Separation from Service” means separation from service (within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder) with the group of employers that includes the Company and each of its “Affiliates.” For this purpose, “Affiliate” means any incorporated or unincorporated trade or business or other entity or person, other than the Company, that along with the Company is considered a single employer under Code Section 414(b) or Code Section 414(c), but (i) in applying Code Section 1563(a)(1), (2), and (3) for the purposes of determining a controlled group of corporations under Code Section 414(b), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Code Section 1563(a)(1), (2), and (3), and (ii) in applying Treasury Regulation Section 1.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Code Section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treasury Regulation
Section 1.414(c)-2.
     3. Paragraph 7(c) of the Agreement is hereby deleted in its entirety.
     4. Paragraph 9(d) of the Agreement is hereby amended to add the following to the end thereof:
Such interest shall be paid in a lump sum at the same time as the related past due amounts.
     5. Paragraph 9 of the Agreement is hereby amended to add the following paragraph to the end thereof:
e.	IRC Section 409A. All or a portion of the severance pay and benefits provided under this Agreement is intended to be exempt from Code Section 409A and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Code Section 409A. In particular, such severance pay and benefits are intended to constitute a payment or benefit described in paragraphs (b)(9)(iv) and (v) of Treasury Regulation Section 1.409A-1 and/or severance pay due to involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii). Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Code Section 409A if Employee’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit will not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. The “Section 409A Payment Date” is the earlier of (a) the date of Employee’s death or (b) the date that is six months and one day after Employee’s Separation from Service. If any payment to Employee is delayed pursuant to the foregoing sentence, such amount instead will be paid, with interest at the rate set out in Section 9(d), on the Section 409A Payment Date. For purposes of Code Section 409A, each payment amount or benefit due under this Agreement will be considered a separate payment and Employee’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments. Any amount that Employee is entitled to be reimbursed under this Agreement will be reimbursed to Employee as promptly as practicable and in any event not later than the last day of the calendar year after the calendar year in which the expenses to be reimbursed are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.
     6. The third sentence of paragraph 16 of the Agreement is hereby amended by restatement in its entirety to read as follows:
In the event of Employee’s death, this Agreement shall be enforceable by Employee’s estate, executors, or legal representatives.
     7. Except and only as expressly provided herein, all provisions of the Agreement shall remain unchanged and continue in full force and effect, and are hereby ratified by the parties hereto.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer, and the Employee has executed this Amendment, effective as of the date first set forth above.

APPROACH RESOURCES INC.		EMPLOYEE

By:	/s/ J. Curtis Henderson	/s/ Steven P. Smart

	J. Curtis Henderson	Steven P. Smart
Executive Vice President and General Counsel

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